Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

PHENOMEX INC.

(Name of Subject Company (issuer))

BIRD MERGERSUB CORPORATION

(Offeror)

a wholly-owned subsidiary of

BRUKER CORPORATION

(Parent of Offeror)

(Names of Filing Persons (identifying status as offeror, issuer or other person))

Table 1-Transaction Valuation

	Transaction Valuation*	Fee rate	Amount of Filing Fee**

Fees to Be Paid	$107,687,514.28	0.00011020	$11,867.16

Fees Previously Paid	$0		$0

Total Transaction Valuation	$107,687,514.28

Total Fees Due for Filing			$11,867.16

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$11,867.16
*

Estimated solely for purposes of calculating the amount of the filing fee only. The transaction valuation was calculated by adding (i) the product of (A) 98,982,546 outstanding shares of common stock, par value $0.00005 per share (the “Shares”), of PhenomeX Inc., a Delaware corporation (“PhenomeX”), and (B) the offer price of $1.00 per Share (which, for the purposes of calculating the filing fee only, shall be deemed to be the “Reference Price”), (ii) the product of (A) 411,736 Shares subject to issuance pursuant to outstanding stock options with an exercise price less than $1.00 per Share and (B) $0.48, the difference between the Reference Price and $0.52, the weighted average exercise price of such options, (iii) the product of (A) 8,199,285 Shares reserved and issuable upon settlement of outstanding PhenomeX restricted stock units and (B) the offer price of $1.00 per Share, (iv) the product of (A) 193,050 outstanding shares of PhenomeX restricted stock and (B) the offer price of $1.00 per Share and (v) 115,000 Shares reserved and purchasable by employees pursuant to the PhenomeX 2020 Employee Stock Purchase Plan. The calculation of the filing fee is based on information provided by PhenomeX as of August 14, 2023.

**

The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #1 for fiscal year 2023 beginning on October 1, 2022, issued August 26, 2022, by multiplying the transaction value by 0.00011020.